STRICTLY PRIVATE AND CONFIDENTIAL

TOT Group + Quickpay Letter of Intent

Letter of intent

This Letter of Intent (the "Agreement") is made as of June 27, 2013 (the “Effective Date”) by and between the Buyer and the Seller(s) listed below.

Term	Description
Buyer:	TOT Group, Inc., a Delaware Corporation (“TOT”). TOT is a wholly owned subsidiary of Net Element International, Inc. (“NETE”).
Seller(s):

Quickpay USA, Inc. (USA) - 100%

UPC-Kazakhstan, LLP, (KZ) - 100%

United Processing System of Panama, Inc. (PA) - 100%

Quickpay Multinational Payment System LTD (UAE) – 25%

MPS, LLC (RU) – 100%

MPS, LTD (HK) - 100%

Quickpay Columbia SAS (CO) – 100%

System Quickpay, LLC (KG) – 90%

Express MIT, LLC (KG) – 90%

(“QUICKPAY”)

Proposed transaction:

TOT will form new entities to mirror a structure needed to accommodate foreign jurisdictions; names to be determined (“NEWCO”).

Ilya Shurygin will be appointed as a President of NEWCO. All local new companies for international development shall be formed as subsidiaries of NEWCO.

QUICKPAY will contribute all of its assets, technology, intellectual property and other items that constitute the Business as defined below – (collectively, the “Assets”) to NEWCO. The contribution of the Assets to NEWCO is hereafter referred to as the “Contribution”. QUICKPAY and its officers represent and warrant to TOT that

(i) such assets are all of the assets currently used in the operation of the current business of QUICKPAY which includes but is not limited to the development, implementation and sales of payments acceptance terminals and customer relationship management and payments acceptance platform (the “Business”) and are sufficient to carry on such Businesses; and (ii) such Assets are free of liens or debt (except as disclosed) and they have not been pledged to any third party; and QUICKPAY shall provide such other warranties typically associated with a transaction of this nature.

STRICTLY PRIVATE AND CONFIDENTIAL

TOT Group + Quickpay Letter of Intent

Term	Description
Consideration for the Transaction:

(a)   NEWCO will assume QUICKPAY’s auditable debt of approximately $1,500,000 (221,500,000 KZT and 721,013 RUR) as set forth in detail on “Exhibit A” hereto);

(b)  At closing of the Contribution, NEWCO will issue to QUICKPAY common stock of NEWCO, representing upon such issuance 35.5% of the total issued and outstanding common stock of NEWCO (the “Quickpay Shares”);

(c)   TOT to provide business resources (capital, business relationships and corporate governance) to commercialize the product in the target markets;

(d)  TOT will provide QUICKPAY with required resources for QUICKPAY to expand within Russia & to expand QUICKPAY within Russia & CIS, United States and Latin America markets including marketing, product development and business development expense;

(e)   Buyer shall have the sole and exclusive right, but not the obligation, at all times to purchase from Seller and Seller agrees to sell to Buyer, the Quickpay Shares (the “Option”). The aggregate Option exercise price for the total Quickpay Shares is set forth below (the “Exercise Price”). The Exercise Price shall be determined based upon the fair market value of the QUICKPAY Shares as of the end of the calendar month immediately preceding the date as to when a valuation is requested in accordance with the terms of this Option. A mutually acceptable, qualified third party appraiser shall determine the valuation of NEWCO.

Standstill/Conduct of Business:

TOT and QUICKPAY shall take any and all actions necessary and convenient to consummate the Contribution transaction (“Transaction”) QUICKPAY will refrain from taking any action, which would impair or delay the consummation of the Transaction.

QUICKPAY shall operate its businesses in the ordinary course and refrain from any extraordinary transactions during the negotiation of the proposed Transaction.

Representations & Warranties:	Typical for the contemplated Transaction and stock issuance.

STRICTLY PRIVATE AND CONFIDENTIAL

TOT Group + Quickpay Letter of Intent

Term	Description
Transaction Closing Conditions:

The consummation of the Transaction and the Contribution is subject to the satisfaction (or TOT’s written waiver in its sole and absolute discretion) of the following conditions precedent:

(a)          The completion of definitive documentation relating to the Contribution containing representations, warranties, covenants and indemnities customary for the contemplated transaction and dependent on the results of TOT’s due diligence of QUICKPAY and the Business;

(b)           The completion of all due diligence of QUICKPAY and the Business (including, without limitation, with respect to operations, assets, liabilities, encumbrances, obligations, financial condition, taxes, results of operation, legal proceedings, contracts and other matters) to the reasonable satisfaction of TOT;

(c)           Receipt of all necessary consents and approvals;

(d)          QUICKPAY to obtain consent of all lenders of QUICKPAY to the assumption of debt by NEWCO, and no default/acceleration of debt is triggered;

(e)          No material adverse change to the Business or QUICKPAY, including but not limited to material pending or threatened litigation, bankruptcy or other proceeding;

(f)           Prior to closing, Executive compensation package(s) will be negotiated with key personnel of QUICKPAY, which include but not limited to annual compensation, bonus and benefits;

(g)           Other customary conditions to closing.

Non-Competition:	While the Seller(s) is employed by NEWCO and for a period of two (2) years thereafter, the Seller(s) will not compete with the business of NEWCO. Seller(s) agree to enter into a Non-compete and non solicitation agreement encompassing the above terms at the date of Closing.
Closing Date:	The parties will endeavor to complete this transaction within 60 days of the effective date herein (the “Closing”)

STRICTLY PRIVATE AND CONFIDENTIAL

TOT Group + Quickpay Letter of Intent

Term	Description
Exclusivity:

(a)  This paragraph applies to any discussions or negotiations (the “Third Party Negotiations”) between QUICKPAY and/or any of its affiliates (or any of their respective agents, employees, advisers or other representatives) and anyone other than TOT (or a company which is a subsidiary of TOT) or any of its officers, agents, employees, advisers or other representatives (a “Third Party”) relating to a “Corporate Activity”, being:

i.     The disposal (whether by way of sale, offer, transfer, joint venture, business combination or otherwise) of the whole or any part of the issued or any new equity or an other ownership interest or any instruments convertible into such ownership interest (or any interest in such equity or any other ownership interest) of or in QUICKPAY, or

ii.    Granting any rights or options to operate all or part of the existing and/or future business of QUICKPAY; or

iii.   The disposal (whether by way of sale, offer, transfer, joint venture, business combination or otherwise) of all or any part of the Business or the assets of QUICKPAY.

(b)  Immediately on signing of this letter of intent, each of QUICKPAY and its affiliates (and their respective agents, employees, advisers or other representatives) shall, and shall cause their respective agents, employees, advisers or other representatives to, terminate, or procure the termination of, any Third Party Negotiations currently taking place. None of QUICKPAY or any of its affiliates nor any of their respective agents, employees, advisers or other representatives directly or indirectly:

i.     Induce solicit, procure or otherwise encourage a Corporate Activity from a Third Party;

ii.    Enter into, re-start, solicit, initiate or otherwise participate in any Third Party Negotiations;

iii.   Enter into any letter of intent, agreement, arrangement or understanding (whether or not in writing and/or whether or not legally binding) relating to a Corporate Activity, whether pursuant to any Third Party Negotiations or otherwise; or

iv.    Supply or otherwise disclose any information about the Transaction to a party that wishes, or may wish, to enter into Third Party Negotiations (unless the information is publicly available).

STRICTLY PRIVATE AND CONFIDENTIAL

TOT Group + Quickpay Letter of Intent

Term	Description

General:

(a)   Each party hereto is responsible for its or his own legal and other costs in connection with the transactions contemplated hereunder, whether or not they proceed (including, without limitations, the preparation and negotiation of this letter of intent);

(b)  This letter of intent and all disputes or claims arising out of or in connection with the transactions contemplated hereunder or their subject matter will be governed by the laws of State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Florida. The parties irrevocably agree that any dispute or claim that arises out of or in connection with this letter of intent or its subject matter will be determined and settled by the parties hereby in amicable way and via good will negotiations; provided, however, that, if the parties cannot so settle, then the courts located in Miami-Dade County, Florida shall have exclusive jurisdiction to settle any such dispute or claim;

(c)   This letter of intent will constitute a binding agreement between the parties upon its signing by the parties. This letter of intent is for the benefit of the parties to it and is not intended to benefit, or be enforceable by, anyone else;

(d)  This letter of intent may be executed in multiple counterparts, each of which shall be deemed an original but all of which, together, shall constitute one instrument. For the purposes of this letter of intent, an executed facsimile or a portable document format (.PDF) counterpart copy of this letter of intent shall be deemed an original for all purposes.

[Signatures are on next page]

STRICTLY PRIVATE AND CONFIDENTIAL

TOT Group + Quickpay Letter of Intent

IN WITNESS WHEREOF, the parties hereto have caused this Indicative Term Sheet to be duly executed by their respective authorized signatories hereunto duly authorized as of the date above written.

FOR TOT GROUP, INC.

/s/ Oleg Firer
Name: Oleg Firer, CEO Date: 06/27/13

FOR NET ELEMENT INTERNATIONAL

/s/ Oleg Firer
Name: Oleg Firer, CEO Date: 06/27/13

FOR QUICKPAY

/s/ Ilya Shurygin
Name: Ilya Shurygin Date: 06/20/2013

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